UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 26, 2005

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Definitive Material Agreement

The information contained in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 26, 2005, Syrus P. Madavi resigned as Chairman of the Board and as a director of Avanex Corporation (the “Company”). In connection with Mr. Madavi’s resignation, the Offer of Employment between the Company and Mr. Madavi effective as of November 22, 2004 was terminated effective as of April 26, 2005. The Offer of Employment had provided that Mr. Madavi be paid an annual base salary of $180,000 and be granted an option to purchase 500,000 shares of Common Stock of the Company with an exercise price equal to the fair market value on the date of grant. The option was to vest monthly over 24 months following the date of grant, subject to Mr. Madavi’s continuing status as a service provider of the Company.

In addition, on April 26, 2005, Jo S. Major, Jr., the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors, was named Chairman of the Board, and Gregory P. Dougherty was appointed as a director of the Company. Mr. Dougherty, age 45, has served as a director of Picarro, Inc., a company focused on developing lasers and optical instruments, since October 2002 and has served as the acting Chief Executive Officer of Picarro since January 2003. Mr. Dougherty held a number of positions at JDS Uniphase, an optical technology company, from February 2001 to September 2002, including Chief Operating Officer, Executive President and Chief Operating Officer of the Amplification and Transmission Business Group. Mr. Dougherty held a number of positions at SDL, Inc., an optical technology company, from March 1997 to February 2001, including Chief Operating Officer, Vice President of the Communications Business Unit and Corporate Marketing and Sales, Vice President of Communications and Information Products, Vice President of the Components Group and President of SDL Optics. Prior to joining SDL, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. From 1984 to 1989 he was employed by Laser Diode, Inc. in marketing and sales positions. Mr. Dougherty received a B.Sc. degree in optics from Rochester University in 1983.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ W. BRIAN KINARD
W. Brian Kinard Vice President, General Counsel

Date: April 29, 2005

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